Exhibit 10.3

OMNIBUS AMENDMENT TO

OUTSTANDING RESTRICTED STOCK AGREEMENT

UNDER AMENDED AND RESTATED TELLURIAN INVESTMENTS INC.

2016 OMNIBUS INCENTIVE PLAN

This Omnibus Amendment (this “Amendment”), dated as of the date set forth on the signature page hereto, amends the terms and conditions of your restricted stock award agreement (the “Award Agreement”) governing the terms of the incentive award granted under the Amended and Restated Tellurian Investments Inc. 2016 Omnibus Incentive Plan (the “Plan”). Capitalized terms used but not defined herein shall have the meaning set forth in the Award Agreement or the Plan, as applicable.

In accordance with the terms of the Award Agreement and the Plan, you are being asked to consent to this Amendment to your Award Agreement.

The effectiveness of this Amendment is subject to, and contingent upon, the approval by the board of directors (the “Board”) of Tellurian Inc. (the “Company”) of the following compensation changes, which serve as consideration of the promises and covenants herein, and which will be effective as of the date of effectiveness of this Amendment: (i) your annual base salary will be increased to $[●] effective January 1, 2022; (ii) your target and maximum short-term annual incentive opportunity will be [●]% and [●]% of your annual base salary, respectively; (iii) your target long-term incentive opportunity will be [●] times your annual base salary; and (iv) your maximum long-term incentive opportunity will be [●] times your target long-term incentive opportunity. In addition to, and not in limitation of the foregoing, as further consideration of the promises and covenants herein, the Company represents and warrants that you will be eligible to participate in the Company’s incentive compensation program (“ICP”) subject to the terms and conditions of the ICP. The amount of any awards granted to you under the ICP in any calendar year (if any), will be determined by the Board or its designee, and may, take into account such factors as the Board determines to be relevant, which may include individual or Company-level performance and which may be reduced by the amount of any cash payments received by you pursuant to your construction incentive program award in respect of the same calendar year as the applicable ICP award is granted, in each case as determined by the Board in its sole discretion.

Now, therefore, the Award Agreement is hereby amended as provided on Exhibit A attached hereto.

By signing this Amendment, you acknowledge that you are signing this Amendment voluntarily and while under no obligation or compulsion to do so. You are not relying on the Company or any of its affiliates or any of their respective directors, officers, employees, agents, representatives or advisors with respect to the legal, tax, economic and related considerations of this Amendment, and the Company does not assume any liability with regard thereto.

Except as expressly modified by this Amendment, the terms and conditions of the Award Agreement shall continue to apply in accordance with its terms and the terms of the Plan.

To accept the terms of this Amendment, please acknowledge your acceptance by signing a copy of the signature page on the following page and returning it to Tellurian Inc., 1201 Louisiana Street, Suite 3100, Houston, TX 77002, Attn: Margie Harris, EVP, Chief Human Resources Officer, by hand delivery, UPS or similar carrier, or certified mail, or electronic mail to margie.harris@tellurianinc.com. This Amendment may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank.]

Kindest regards,

Tellurian Inc.

By:
Name:
Title:

Tellurian Services LLC

By:
Name:
Title:

Agreed and Accepted:

By:
[●]

Date:

2

EXHIBIT A

Reference is hereby made to that certain Omnibus Amendment to which this Exhibit is attached and forms a part of (the “Amendment”). Capitalized terms used but not defined herein shall have the meaning set forth in the Amendment, the Award Agreement or the Plan, as applicable. Pursuant to the Amendment, your Award Agreement dated as of [●], shall, immediately and without further action by any party, be amended to provide as follows:

1.	Notwithstanding anything in the Plan or the Award Agreement to the contrary, upon the occurrence of a Change in Control, your then-unvested Restricted Shares (if any) will remain outstanding and eligible to vest in accordance with the Vesting Schedule in the Award Agreement; provided that notwithstanding anything in the Vesting Schedule or Section 6 of the Award Agreement to the contrary, in the event you experience a termination of Continuous Service (a) by the Company without Cause, or (b) due to your death or Disability, in each case within the one (1) year period immediately following a Change in Control, any Restricted Shares that are unvested and/or subject to forfeiture restrictions as of the date of such termination of Continuous Service shall immediately vest in full and all forfeiture restrictions thereon shall lapse effective as of the date of such termination of Continuous Service, subject to and conditioned upon, other than in the event of your death, (I) your continued compliance with all confidentiality obligations and restrictive covenants to which you are subject, and (II) your timely execution and delivery (without revocation) to the Company of a general release of all claims of any kind that you have or may have against the Company and its Affiliates and their respective officers, directors, employees, shareholders, agents and representatives, in a form satisfactory to the Company (the “Release”) within twenty-one (21) days (or such longer period as may be required by law) after delivery of the form of Release by the Company.

2.	For purposes of the Award Agreement (as amended hereby):

(a)   Notwithstanding anything in the Award Agreement or the Plan to the contrary, “Cause” shall mean (i) in the case where there is an employment agreement in effect between the Company or an Affiliate of the Company and you that defines “cause” (or words of like import), “cause” (or words of like import) as defined under such agreement, or (ii) in the case where there is no such employment agreement, a termination of your Continuous Service resulting from (A) your indictment for, conviction of, or pleading of guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude; (B) your gross negligence with regard to the Company or any Affiliate in respect of your duties for the Company or any Affiliate; (C) your willful misconduct having or, which in the good faith discretion of the Board could have, an adverse impact on the Company or any Affiliate economically or reputation-wise; (D) your material breach of this Agreement, or any employment, consulting or similar agreement between you and the Company or one of its Affiliates or material breach of any code of conduct or ethics or any other policy of the Company, which breach (if curable in the good faith discretion of the Board) has remained uncured for a period of ten (10) days following the Company’s delivery of written notice to you specifying the manner in which the agreement or policy has been materially breached; or (E) your continued or repeated failure to perform your duties or responsibilities to the Company or any Affiliate at a level and in a manner satisfactory to the Company in its sole discretion (including by reason of your habitual absenteeism or due to your insubordination), which failure has not been cured to the Company’s satisfaction following notice to you. Whether you have been terminated for Cause will be determined by the Company’s Chief Executive Officer (or his or her designee) in his or her sole discretion or, if you are or are reasonably expected to become subject to the requirements of Section 16 of the Exchange Act, by the Board or the Compensation Committee in its sole discretion. To the extent you are terminated as a member of the Board of the Company or any of its Affiliates, such termination for “cause” shall be determined in accordance with the provisions of Section 141(k) of the Delaware General Corporation Law.

3